Exhibit 99.1

NEWS RELEASE

Gray Reports Operating Results

For the Three-Months and Year Ended December 31, 2013;

Gray Achieves Record Revenue for the Fourth Quarter and Full Year of an Off Political Year

Atlanta, Georgia – March 11, 2014. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the quarter and year ended December 31, 2013.

Highlights:

For the quarter and year ended December 31, 2013, Gray reported record total revenue, Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses (each non-GAAP terms as defined below) for an off year of the two-year political advertising cycle as follows:

●	fourth quarter of 2013 revenue was $95.6 million; previous off political year fourth quarter record was $84.7 million in the fourth quarter of 2011;

●	full year 2013 revenue was $346.3 million; previous full year record for an off political year was $307.1 million in 2011;

●	fourth quarter of 2013 Broadcast Cash Flow was $36.8 million; previous off political year fourth quarter record was $34.4 million in 2011;

●	full year 2013 Broadcast Cash Flow was $128.2 million; previous full year record for an off political year was $109.6 million in 2011;

●	fourth quarter of 2013 Broadcast Cash Flow Less Cash Corporate Expenses was $30.84 million; previous off political year fourth quarter record was $30.75 million in 2011; and

●	full year 2013 Broadcast Cash Flow Less Cash Corporate Expenses was $110.4 million; previous full year record for an off political year was $95.6 million in 2011.

Gray’s broadcast advertising revenues are typically higher in even-numbered years due to increased spending by political candidates, political parties and special interest groups in advance of elections. This political spending typically is heaviest during the fourth quarter. As a result of this revenue and operational cyclicality, the Company believes that sequential period over period comparisons may not provide appropriate comparisons, and that it may be more appropriate to compare results from either the on year or the off year of the two-year political advertising cycle to the prior similar period.

For the fourth quarters of 2013, 2012 and 2011, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended December 31,
			2013 to 2012		2013 to 2011
	2013	2012	% Change	2011	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$95,556	$126,587	(25)%	$84,670	13%

Operating expenses (before depreciation, amortization and loss on disposal of assets):
Broadcast expense	$58,594	$56,651	3%	$49,409	19%
Corporate and administrative expense	$6,223	$5,182	20%	$3,644	71%

	Year Ended December 31,
			2013 to 2012		2013 to 2011
	2013	2012	% Change	2011	% Change
	(in thousands except for percentages)
Revenues (less agency commissions)	$346,298	$404,831	(14)%	$307,131	13%

Operating expenses (before depreciation, amortization and loss on disposal of assets):
Broadcast expense	$217,411	$212,286	2%	$194,196	12%
Corporate and administrative expense	$19,810	$15,927	24%	$14,173	40%

Commenting on the completed periods, Hilton H. Howell, Jr., Gray’s President and Chief Executive Officer said “I am proud of the significant strides the Company made in 2013, recording record results for an off political year. Our results reflect our continued commitment to owning and/or operating top stations in our local markets, and to leveraging the benefits of our operational excellence in order to deliver value to our stockholders. We also entered into a number of significant transactions in 2013, and we continue to work toward completing the successful acquisition and integration of these operations, which we believe will further strengthen our Company.”

On October 31, 2013, Gray and Excalibur Broadcasting, LLC (a variable interest entity whose financial results are consolidated with those of Gray beginning in the quarter ended and as of December 31, 2013) completed previously disclosed transactions resulting in Gray’s ownership and/or operation of the following stations and their satellite stations: KJCT-TV in Grand Junction, Colorado; KCWY-TV in Casper, Wyoming; KCHY-TV in Cheyenne, Wyoming; KGNS-TV in Laredo, Texas and KGWN-TV in Cheyenne, Wyoming (the “Acquired Stations”). The operating results of the Acquired Stations have been included in Gray’s consolidated operating results since November 1, 2013. For the fourth quarter of 2013 and the year ended December 31, 2013, the Acquired Stations contributed $2.4 million of revenue and $1.3 million of broadcast expense (before depreciation, amortization and gain or loss on disposal of assets) to Gray’s consolidated operating results.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 2 of 13

Comparison of Results of Operations for the Fourth Quarter of 2013 to the Fourth Quarter of 2012:

Revenue.

Local, national and internet advertising revenue and retransmission consent revenue all increased, while, as expected, political advertising revenue, consulting revenue and other revenue decreased. Local, national and internet advertising revenue increased primarily due to increased sales to our customers in the automotive and medical industries. Retransmission consent revenue increased primarily due to increased rates. Political advertising revenue decreased due to decreased advertising from political candidates and special interest groups in the “off year” of the two-year political advertising cycle. As a result of the foregoing, total revenue decreased $31.0 million, or 25%, to $95.6 million for the fourth quarter of 2013 compared to the fourth quarter of 2012.

During the fourth quarter of 2012, we recognized certain consulting revenue from a consulting agreement that expired on December 31, 2012. We did not recognize any revenue from this agreement during the fourth quarter of 2013.

The principal components of our revenue for the fourth quarter of 2013 compared to the fourth quarter of 2012 were as follows:

Local advertising revenue increased $6.7 million, or 13%, to $57.0 million.

National advertising revenue increased $1.1 million, or 7%, to $16.2 million.

Internet advertising revenue increased $0.4 million, or 6%, to $7.0 million.

Retransmission consent revenue increased $3.0 million, or 35%, to $11.5 million.

Political advertising revenue decreased $41.5 million, or 96%, to $1.8 million.

Other revenue decreased $0.1 million, or 7%, to $2.0 million.

Our five largest nonpolitical advertising customer categories on a combined local and national basis, by customer type, demonstrated the following changes in revenue in the fourth quarter of 2013 compared to the fourth quarter of 2012: automotive increased 6%; medical increased 13%; restaurant was unchanged; furniture and appliances decreased 1%; and communications increased 5%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $1.9 million, or 3%, to $58.6 million for the fourth quarter of 2013 compared to the fourth quarter of 2012. This increase was due primarily to an increase in compensation expense of $3.1 million, offset in part by a decrease in non-compensation expense of $1.2 million. Compensation expense increased primarily due to routine increases in salaries, incentive compensation and payroll taxes. Non-compensation expense decreased primarily due to decreases in national sales commissions, news service fees, professional services and repairs and maintenance expense offset, in part, by increased programming costs, software license fees, and bad debt expense.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $1.0 million, or 20%, to $6.2 million. The increase was due primarily to increases in compensation expense of $0.4 million and non-compensation expense of $0.6 million. Compensation expense increased primarily due to an increase in incentive compensation offset, in part, by a decrease in stock-based compensation expense. We recorded non-cash stock-based compensation expense during the fourth quarter of 2013 and the fourth quarter of 2012 of $0.3 million and $0.6 million, respectively. Non-compensation expense increased primarily due to the incurrence of transaction expenses of approximately $0.8 million in 2013 related to completed and pending acquisitions offset, in part, by a decrease in consulting expense.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 3 of 13

Comparison of Results of Operations for the Year Ended December 31, 2013 to the Year Ended December 31, 2012:

Revenue.

Local, national and internet advertising revenue, retransmission consent revenue and consulting revenue all increased while, as expected, political advertising revenue and other revenue decreased. Local and national advertising revenue in the year ended December 31, 2013 was positively influenced by the broadcast of the 2013 Super Bowl on our 20 CBS channels, earning us approximately $1.1 million, an increase of approximately $0.3 million compared to the broadcast of the 2012 Super Bowl on our 10 NBC channels that earned us approximately $0.8 million. Local and national advertising revenue in the year ended December 31, 2012 included benefits from advertising during the Olympic Games that did not occur in the year ended December 31, 2013. Our local and national advertising revenue in 2013 benefited significantly from increased sales to our customers in the automotive and legal industries. Retransmission consent revenue increased in 2013 primarily due to increased rates. Political advertising revenue reflected decreased advertising from political candidates and special interest groups during the “off year” of the two-year political advertising cycle. Other revenue decreased due to an anticipated reduction of certain copyright royalty payments during the 2013 period. As a result of the foregoing, total revenue decreased $58.5 million, or 14%, to $346.3 million for the year ended December 31, 2013 compared to the year ended December 31, 2012.

In the year ended December 31, 2013, we recorded a one-time payment of $7.1 million as consulting revenue associated with a now-expired consulting agreement for services rendered prior to its expiration on December 31, 2012.

The principal components of our revenue for the year ended December 31, 2013 compared to the year ended December 31, 2012 were as follows:

Local advertising revenue increased $11.7 million, or 6%, to $203.1 million.

National advertising revenue increased $1.5 million, or 3%, to $58.3 million.

Internet advertising revenue increased $0.4 million, or 2%, to $25.4 million.

Retransmission consent revenue increased $6.0 million, or 18%, to $39.8 million.

Political advertising revenue decreased $81.4 million, or 95%, to $4.6 million.

Other revenue decreased $1.5 million, or 16%, to $8.0 million.

Consulting revenue increased $4.7 million to $7.1 million.

Our five largest nonpolitical advertising customer categories on a combined local and national basis, by customer type, demonstrated the following changes in revenue in the year ended December 31, 2013 compared to the year ended December 31, 2012: automotive increased 8%; medical decreased 1%; restaurant decreased less than 1%; communications increased 3%; and furniture and appliances increased 3%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $5.1 million, or 2%, to $217.4 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. This increase was due primarily to an increase in compensation expense of $5.7 million offset, in part, by a decrease in non-compensation expense of $0.6 million. Compensation expense increased primarily due to increases in salaries, healthcare expense, pension expense and payroll taxes, offset in part by a decrease in incentive compensation. Non-compensation expense decreased primarily due to decreases in national sales commissions, legal expense, repairs and maintenance expense offset, in part, by increased programming costs, software license fees, data circuit fees, and bad debt expense.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 4 of 13

Corporate and administrative expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $3.9 million, or 24%, to $19.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was due primarily to increases in compensation expense of $2.2 million and non-compensation expense of $1.7 million. Compensation expense increased primarily due to an increase in stock-based compensation and severance expense. Compensation expense also increased due to routine increases in salaries and increases in bonuses and incentive compensation. We recorded non-cash stock-based compensation expense during the years ended December 31, 2013 and 2012 of $2.0 million and $0.9 million, respectively. Non-compensation expense increased primarily due to the incurrence of transaction expenses of approximately $1.0 million in 2013 related to completed and pending acquisitions.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 5 of 13

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended December 31,
	2013	2012

Revenue (less agency commissions)	$95,556	$126,587
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	58,594	56,651
Corporate and administrative	6,223	5,182
Depreciation	6,334	5,801
Amortization of intangible assets	296	19
Loss on disposals of assets, net	821	423
Operating expenses	72,268	68,076
Operating income	23,288	58,511
Other expense:
Interest expense	(14,655)	(13,999)
Loss from early extinguishment of debt	-	(46,683)
Income before income tax	8,633	(2,171)
Income tax expense (benefit)	3,432	(62)
Net income (loss)	5,201	(2,109)
Preferred stock dividends (includes accretion of issuance cost of $0 and $448, respectively)	-	504
Net income (loss) attributable to common stockholders	$5,201	$(2,613)

Basic per share information:
Net income (loss) attributable to common stockholders	$0.09	$(0.05)
Weighted-average shares outstanding	57,720	57,226

Diluted per share information:
Net income (loss) attributable to common stockholders	$0.09	$(0.05)
Weighted-average shares outstanding	58,167	57,424

Political advertising revenue (less agency commissions)	$1,829	$43,368

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 6 of 13

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Year Ended December 31,
	2013	2012

Revenue (less agency commissions)	$346,298	$404,831
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	217,411	212,286
Corporate and administrative	19,810	15,927
Depreciation	24,096	23,133
Amortization of intangible assets	336	75
Loss (gain) on disposals of assets, net	765	(31)
Operating expenses	262,418	251,390
Operating income	83,880	153,441
Other income (expense):
Miscellaneous income, net	-	2
Interest expense	(52,445)	(59,443)
Loss from early extinguishment of debt	-	(46,683)
Income before income tax expense	31,435	47,317
Income tax expense	13,147	19,188
Net income	18,288	28,129
Preferred stock dividends (includes accretion of issuance cost of $0 and $1,081, respectively)	-	4,095
Net income attributable to common stockholders	$18,288	$24,034

Basic per share information:
Net income attributable to common stockholders	$0.32	$0.42
Weighted-average shares outstanding	57,630	57,170

Diluted per share information:
Net income attributable to common stockholders	$0.32	$0.42
Weighted-average shares outstanding	57,972	57,262

Political advertising revenue (less agency commissions)	$4,598	$85,973

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 7 of 13

Other Financial Data:

	December 31, 2013	December 31, 2012
	(in thousands)

Cash	$13,478	$11,067
Long-term debt	$842,874	$832,867
Borrowing availability under our senior credit facility	$30,000	$40,000

	Year Ended December 31,
	2013	2012
	(in thousands)

Net cash provided by operating activities	$60,239	$89,372
Net cash used in investing activities	(60,527)	(23,306)
Net cash provided by (used in) financing activities	2,699	(60,189)
Net increase in cash	$2,411	$5,877

Internet Initiatives:

Our website page view data for the quarter and year ended December 31, 2013 compared to the quarter and year ended December 31, 2012 is as follows:

Gray Websites - Data

	Three Months Ended December 31,
	2013	2012	% Change
	(in millions, except percentages)

Advertising impressions generated	1,018.3	1,079.6	(6)%
Total page views (including mobile page views)	378.4	388.2	(3)%

	Year Ended December 31,
	2013	2012	% Change
	(in millions, except percentages)

Advertising impressions generated	4,483.9	4,403.1	2%
Total page views (including mobile page views)	1,541.2	1,551.4	(1)%

During the fourth quarter of 2013, we upgraded our mobile application used by our viewers at all of our stations. This upgrade required our viewers to replace their existing mobile application in order to experience our upgraded online mobile service. While our advertising impressions and total page views suffered somewhat during the upgrade process, we are now benefitting from the completion of the upgrade process and we currently anticipate an increase in advertising impressions and total page views in the first quarter of 2014.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 8 of 13

Guidance for the first quarter of 2014

We currently anticipate that our results of operations (which includes the expected results of operations of Excalibur Broadcasting, LLC, a variable interest entity) for the first quarter of 2014 will be within the ranges presented in the table below. Such amounts do not include any impact that may result from the completion of any pending acquisitions.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the First	Actual First	the First	Actual First	First
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2014	2013	2014	2013	2013
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$91,000	16%	$92,000	18%	$78,169

OPERATING EXPENSES (before depreciation, amortization and (gain) loss on disposals of assets):
Broadcast	$62,500	17%	$62,800	17%	$53,494
Corporate and administrative	$6,300	65%	$6,600	73%	$3,824

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$2,250	251%	$2,750	329%	$641

Comments on Guidance:

First Quarter of 2014.

Based on our current forecasts for the first quarter of 2014, we anticipate the following changes from the first quarter of 2013 as outlined below. In addition our total net revenue estimates for the first quarter of 2014 include approximately $3.7 million of net revenue reflecting the anticipated full quarter revenue contribution of the acquisitions completed in the fourth quarter of 2013:

Revenue.

●	We believe our first quarter of 2014 local advertising revenue, excluding political advertising revenue, will increase from the first quarter of 2013 by approximately 10%.

●	We expect our first quarter of 2014 national advertising revenue, excluding political advertising revenue, will increase from the first quarter of 2013 by approximately 2%.

●	We anticipate our first quarter of 2014 internet advertising revenue, excluding political advertising revenue, will increase from the first quarter of 2013 by approximately 4%.

●	We believe our first quarter of 2014 retransmission consent revenue will increase from the first quarter of 2013 by approximately 67%.

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

●

For our first quarter of 2014, we anticipate our broadcast operating expenses will increase from the first quarter of 2013, reflecting anticipated increases in payroll (including non-cash stock compensation of $0.7 million), retransmission consent fees and syndicated programming expense (including an increase in certain network fees of $2.2 million), as well as the anticipated full quarter expense impact of approximately $3.1 million reflecting the acquisitions completed in the fourth quarter of 2013.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 9 of 13

●

For our first quarter of 2014, we anticipate our corporate and administrative operating expenses will increase from the first quarter of 2013, reflecting anticipated increases in payroll, including an increase in non-cash stock compensation of $1.1 million and estimated purchase business combination expenses of approximately $1.0 million which include legal fees.

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by type for the three-month periods and years ended December 31, 2013 and 2012, respectively (dollars in thousands):

	Three Months Ended December 31,
	2013		2012
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$57,036	59.7%	$50,368	39.8%
National	16,237	17.0%	15,111	11.9%
Internet	6,988	7.3%	6,580	5.2%
Political	1,829	1.9%	43,368	34.3%
Retransmission consent	11,497	12.0%	8,499	6.7%
Other	1,969	2.1%	2,111	1.7%
Consulting	-	0.0%	550	0.4%
Total	$95,556	100.0%	$126,587	100.0%

	Year Ended December 31,
	2013		2012
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$203,061	58.6%	$191,330	47.3%
National	58,298	16.8%	56,779	14.0%
Internet	25,427	7.3%	25,000	6.2%
Political	4,598	1.3%	85,973	21.2%
Retransmission consent	39,750	11.5%	33,774	8.3%
Other	8,021	2.3%	9,530	2.4%
Consulting	7,143	2.2%	2,445	0.6%
Total	$346,298	100.0%	$404,831	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 10 of 13

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with GAAP by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any loss on early extinguishment of debt and any income tax expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Reconciliations:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	Three Months Ended December 31,
			2013 to		2013 to
			2012		2011
	2013	2012	% Change	2011	% Change
Net income (loss)	$5,201	$(2,109)		$7,575
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	6,334	5,801		6,017
Amortization of intangible assets	296	19		28
Non-cash stock based compensation	255	554		34
Loss (gain) on disposals of assets, net	821	423		(1,020)
Interest expense	14,655	13,999		15,269
Loss on early extinguishment of debt	-	46,683		-
Income tax expense (benefit)	3,432	(62)		3,748
Amortization of program broadcast rights	2,875	2,831		2,796
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	8		7
Network compensation revenue recognized	(145)	(157)		(174)
Network compensation per network affiliation agreement	-	-		(60)
Payments for program broadcast rights	(2,884)	(3,453)		(3,463)
Broadcast Cash Flow Less Cash Corporate Expenses	30,847	64,537	(52.2)%	30,757	0.3%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	5,968	4,628		3,610
Broadcast Cash Flow	$36,815	$69,165	(46.8)%	$34,367	7.1%

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 11 of 13

	Year Ended December 31,
			2013 to		2013 to
			2012		2011
	2013	2012	% Change	2011	% Change
Net income	$18,288	$28,129		$9,035
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	24,096	23,133		26,183
Amortization of intangible assets	336	75		125
Non-cash stock based compensation	1,974	878		136
Gain on disposals of assets, net	765	(31)		(2,894)
Miscellaneous income, net	-	(2)		(3)
Interest expense	52,445	59,443		61,777
Loss on early extinguishment of debt	-	46,683		-
Income tax expense	13,147	19,188		4,539
Amortization of program broadcast rights	11,367	11,081		13,484
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	28	26		29
Network compensation revenue recognized	(615)	(627)		(698)
Network compensation per network affiliation agreement	-	(60)		(240)
Payments for program broadcast rights	(11,433)	(11,839)		(15,915)
Broadcast Cash Flow Less Cash Corporate Expenses	110,398	176,077	(37.3)%	95,558	15.5%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	17,836	15,049		14,037
Broadcast Cash Flow	$128,234	$191,126	(32.9)%	$109,595	17.0%

About Gray Television, Inc.

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates television stations and digital properties in markets throughout the United States.  Upon completion of all previously announced and pending transactions, we will own and/or operate television stations in 40 television markets broadcasting a total of 136 program streams including 73 affiliates of the Big Four networks (ABC, CBS, FOX and NBC).  At that time, our owned and/or operated stations will include twenty-seven channels affiliated with the CBS Network, twenty-two channels affiliated with the NBC Network, fourteen channels affiliated with the ABC Network and ten channels affiliated with the FOX Network.  We will then own and/or operate the number-one ranked television station in 27 of those 40 markets and the number-one or number-two ranked television station operations in 37 of those 40 markets and we will reach approximately 7.3 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs relating to operating results and website data for the first quarter of 2014 or other periods, pending acquisitions, business and internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of March 11, 2014. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, each of which is on file with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov, as well as future reports we file with the SEC.

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 12 of 13

Conference Call Information

We will host a conference call to discuss our fourth quarter operating results on March 11, 2014. The call will begin at 10:00 AM Eastern Time. The live dial-in number is 1 (888) 427-9411 and the confirmation code is 3373779. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 3373779 until April 10, 2014.

For information contact:
Hilton Howell	Jim Ryan
President and Chief Executive Officer	Senior V.P. and Chief Financial Officer
(404) 266-5512	(404) 504-9828

Web Site: www.gray.tv

Gray Television, Inc.
Earnings Release for the three-month period and year ended December 31, 2013	Page 13 of 13